Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

COLFAX CORPORATION

AND

ESAB CORPORATION

DATED AS OF APRIL 4, 2022

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Definitions	1
1.2	Interpretation	2

ARTICLE II. SERVICES		3

2.1	Services	3
2.2	Additional Services	3
2.3	Exceptions to Services Obligations	3
2.4	Standard of the Provision of Services	4
2.5	Maintenance	4
2.6	Change in Services	4
2.7	Subcontractors	4
2.8	Electronic Access	4

ARTICLE III. COSTS AND DISBURSEMENTS		5

3.1	Costs and Disbursements	5
3.2	Taxes	6
3.3	Limited Set-Off Rights	6
3.4	Currency	6

ARTICLE IV. WARRANTIES AND COMPLIANCE; LIMITATION OF LIABILITY		6

4.1	Disclaimer of Warranties	6
4.2	Compliance with Laws and Regulations	7
4.3	Limitation of Liability	7
4.4	Limitation of Damages	7
4.5	Limited Liability of Individuals	7

ARTICLE V. INDEMNIFICATION		8

5.1	Indemnification by Recipient	8
5.2	Indemnification by Provider	8
5.3	Indemnification Procedures	8

ARTICLE VI. TERM; TERMINATION		8

6.1	Term	8
6.2	Termination.	8
6.3	Effect of Termination	10
6.4	Force Majeure	10

ARTICLE VII. MANAGEMENT AND CONTROL		11

7.1	Cooperation	11
7.2	Required Consents	11
7.3	Primary Points of Contact for Agreement	11
7.4	Steering Committee	12
7.5	Personnel	12
7.6	No Agency	13

ARTICLE VIII. DISPUTE RESOLUTION		13

8.1	General Provisions	13
8.2	Negotiation by Steering Committee and Senior Executives	14
8.3	Arbitration	14

ARTICLE IX. CONFIDENTIALITY		15

9.1	Counterparts; Entire Agreement; Corporate Power	15
9.2	Protective Arrangements	17
9.3	Privileged Matters	17

ARTICLE X. MISCELLANEOUS		17

10.1	Counterparts; Entire Agreement; Corporate Power	17
10.2	Governing Law	18
10.3	Assignability	18
10.4	Third-Party Beneficiaries	18
10.5	Notices	19
10.6	Severability	19
10.7	Expenses	19
10.8	Headings	19
10.9	Waivers of Default	19
10.10	Specific Performance	20
10.11	Amendments	20
10.12	Construction	20
10.13	Performance	20
10.14	Exclusivity of Tax Matters	20

Schedules
Schedule 2.1-A	Enovis Provided Services
Schedule 2.1-B	ESAB Provided Services

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into effective as of April 4, 2022 (the “Effective Date”), by and between Colfax Corporation, a Delaware corporation (“Enovis”), and ESAB Corporation, a Delaware corporation (“ESAB”). Enovis and ESAB are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, Enovis and ESAB entered into a Separation and Distribution Agreement as of April 4, 2022 (as amended, restated, amended and restated, and otherwise modified from time to time, the “Separation Agreement”);

WHEREAS, it is anticipated that, immediately following the Distribution, “Colfax Corporation” will change its name to “Enovis Corporation”; and

WHEREAS, pursuant to the Separation Agreement, services are to continue to be provided by Enovis to ESAB and by ESAB to the Enovis after the Distribution Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. Capitalized terms shall have the meanings set forth below in this Section 1.1 or as set forth in the body of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.

“Enovis Group” means Enovis and its Subsidiaries.

“Enovis Provider” means Enovis or a Provider that is a member of the Enovis Group.

“ESAB Group” means ESAB and its Subsidiaries.

“ESAB Provider” means ESAB or a Provider that is a member of the ESAB Group.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, pandemics, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

“Group(s)” means the Enovis Group and/or the ESAB Group, as applicable.

“Prime Rate” means the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Enovis) or any similar release by the Federal Reserve Board (as determined by Enovis).

“Provider” means the Party or its Subsidiaries providing a Service under this Agreement.

“Recipient” means the Party or its Subsidiaries to whom a Service is being provided under this Agreement.

“Transition Manager(s)” means the Enovis Transition Manager and/or the ESAB Transition Manager, as applicable.

“Virus(es)” means any computer instructions (i) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

1.2 Interpretation. In this Agreement (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” or any other reference to an agreement shall, unless otherwise stated, be construed to refer to this Agreement or the other applicable agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement or such other agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

ARTICLE II.

SERVICES

2.1 Services. Subject to the terms and conditions of this Agreement, Enovis shall provide (or cause to be provided) to the ESAB Group all of the services listed in Schedule 2.1-A attached hereto (as such Schedule may be amended pursuant to Section 2.4, the “Enovis Provided Services”). Subject to the terms and conditions of this Agreement, ESAB shall provide (or cause to be provided) to the Enovis Group all of the services listed in Schedule 2.1-B attached hereto (as such Schedule may be amended pursuant to Section 2.4, the “ESAB Provided Services”, and collectively with the Enovis Provided Services and any Additional Services, the “Services”). Each Service shall be provided during the term specified for such Service in Schedule 2.1-A or Schedule 2.1-B, as applicable (each, a “Service Term”).

2.2 Additional Services. If, within four (4) months after the Effective Date, Enovis or ESAB (or the Enovis Transition Manager or ESAB Transition Manager, as applicable) identifies a service that (a) the Enovis Group provided to the ESAB Group during the one (1)-year period prior to the Effective Date that the ESAB Group reasonably needs in order for the ESAB Business to continue to operate in substantially the same manner in which the ESAB Business operated prior to the Effective Date, and such service was not included in Schedule 2.1-A (other than because the Parties agreed such services shall not be provided), or (b) the ESAB Group provided to the Enovis Group prior to the Effective Date that the Enovis Group reasonably needs in order for the Enovis Group to continue to operate their businesses other than the ESAB Business (the “Enovis Business”) in substantially the same manner in which such businesses operated prior to the Effective Date, and such service was not included in Schedule 2.1-B (other than because the Parties agreed such services shall not be provided), and the proposed Recipient of such service is unable to reasonably obtain such service from a Third Party, then, in each case, ESAB and Enovis shall use commercially reasonable efforts to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”). Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the applicable Service Term, which, for clarity, shall be no later than the longest existing Service Term for other Services) and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide, or cause to be provided, such Additional Services in accordance with the terms and conditions of this Agreement.

2.3 Exceptions to Services Obligations.

(a) Notwithstanding anything in this Agreement to the contrary, including Enovis’ and ESAB’s obligations set forth in Section 2.1 hereof, the relevant Providers shall not be obligated to (and neither Enovis nor ESAB shall be obligated to cause any Provider to) provide any Services if the provision of such Services would violate any Law or any Contract to which Enovis, ESAB, any of Enovis’ or ESAB’s Affiliates or any of the Providers are subject; provided, however, that Enovis and ESAB shall comply with Section 7.2 in obtaining any Consents necessary to provide such Services.

2.4 Standard of the Provision of Services . The Services shall be provided in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Effective Date. All of the Enovis Provided Services shall be for the sole benefit of ESAB Group, and all of the ESAB Provided Services and shall be for the sole benefit of the Enovis Group.

2.5 Maintenance. Notwithstanding anything to the contrary in Section 2.6, Provider shall have the right to shut down its facilities and/or systems used in providing the Services in accordance with scheduled maintenance windows that have been set by Provider and communicated at least seven (7) days in advance to Recipient’s Transition Manager and that are consistent with the scheduled maintenance windows for Provider’s own business. The scheduled maintenance windows shall always be planned to be performed outside customary business hours, or if not possible, be planned so that such shutdown shall not materially and adversely affect Recipient’s operations. In the event maintenance is nonscheduled, Provider shall, whenever possible, notify Recipient twenty-four (24) hours in advance. Unless not feasible under the circumstances, this notice shall be given in writing or by email to Recipient’s Transition Manager. Where written notice is not feasible, Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing by Provider. Provider shall be relieved of its obligations to provide Services only for the period of time that its facilities are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of business by Recipient.

2.6 Change in Services. The Providers may from time to time reasonably supplement, modify, substitute or otherwise alter the Services provided in a manner that does not materially adversely affect the quality or availability of such Services or materially increase the cost of such Services.

2.7 Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

2.8 Electronic Access.

(a) To the extent that the performance or receipt of Services requires access to a Group’s intranet or other internal systems (“Group Systems”) by the other Group (the “Accessing Group”), the Party whose Group Systems are being accessed shall provide or cause to be provided limited access to such Group Systems, subject to policies, procedures and limitations to be determined by such Party. Each Party shall cause its Accessing Group to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of the other Party, copies of which shall be made available to the Accessing Group upon reasonable request.

(b) While Services are being provided hereunder, the Accessing Group shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Group Systems of the other Party. With respect to Services provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Group Systems by an Accessing Group, the Parties hereto shall use commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of the Virus.

(c) The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing and using the Services in a manner that reduces the risk of access to the Group Systems by unauthorized Persons.

ARTICLE III.

COSTS AND DISBURSEMENTS

3.1 Costs and Disbursements.

(a) Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Service a monthly fee for such Service as set forth therefor in the applicable Schedule hereto, and with respect to an Additional Service, the monthly fee shall be the applicable Provider’s internal and external costs and expenses (including an reasonable allocation of overhead) to provide such Additional Services, plus any costs associated with migrating data or otherwise preparing any Additional Services to be provided under this Agreement (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a fee for a Service not provided or made available hereunder for a full month shall be pro-rated for the portion of such month provided or made available.

(b) Each of Enovis and ESAB (or their designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, beginning on or prior to the tenth (10th) day following the first fiscal month end following the Effective Date and, thereafter, on or prior to the tenth (10th) day following the fiscal month end for each succeeding month or week (in accordance with the terms hereof) for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Enovis or ESAB (or their designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within thirty (30) days of the date of such invoice. If Enovis or ESAB (or their designees), as applicable, fails to pay any amounts hereunder by the applicable due date, such Party shall be obligated to pay to the other Party, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

3.2 Taxes. All sums payable under this Agreement are exclusive of value added, sales, goods and services, turnover or other similar Taxes that may be levied in any jurisdiction with respect to any Services (“Sales Taxes”). Any Sales Taxes required to be charged and collected by Provider under applicable Law are in addition to amounts to be paid by Recipient under Section 3.1. If any Taxes are required to be deducted or withheld under applicable Law from any payments made by one Party (the “Payor”) to another Party (the “Payee”) hereunder (“Payment Withholding Taxes”), then such Payor shall (a) withhold or deduct the amount of Payment Withholding Taxes required under applicable Law and promptly pay such Payment Withholding Taxes to the applicable Tax authority, and (b) pay additional amounts to such Payee so that the net amount actually received by such Payee after such withholding or deduction of Tax (including any withholding or deduction applicable to additional amounts payable under this clause (b)) is equal to the amount that such Payee would have received had no Payment Withholding Taxes been deducted or withheld. If the Payee receives a cash refund of (or credit in lieu of such refund with respect to) Payment Withholding Taxes, then the Payee shall reimburse the Payor for an amount equal to such refund or credit (net of any Taxes thereon and any reasonable costs and expenses incurred in obtaining such refund or credit). The Payor and the Payee shall make commercially reasonable efforts to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of Tax, including making applicable double taxation treaty clearance applications, and each Party shall cooperate with the other with respect thereto.

3.3 Limited Set-Off Rights. Each of Enovis or ESAB, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Enovis or ESAB, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Enovis or ESAB, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

3.4 Currency. All payments to be made by either Enovis or ESAB under this Agreement shall be made in US Dollars.

ARTICLE IV.

WARRANTIES AND COMPLIANCE; LIMITATION OF LIABILITY

4.1 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that (a) the Services are provided as-is, (b) the Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services, and (c) each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

4.2 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT (OR ITS AFFILIATES).

4.3 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR CLAIMS ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER ESAB NOR ITS AFFILIATES, ON THE ONE HAND, NOR EVONIS NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

4.4 Limitation of Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR CLAIMS ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT THE MAXIMUM, CUMULATIVE AND SOLE LIABILITY OF EACH PARTY, ITS AFFILIATES, SUBCONTRACTORS, SUPPLIERS AND AGENTS FOR ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, THE SERVICES, OR THE ACTS OR OMISSIONS OF SUCH PARTY, ITS AFFILIATES AND ITS AND THEIR SUPPLIERS, SUBCONTRACTORS AND AGENTS IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED $1,000,000.

4.5 Limited Liability of Individuals. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Evonis or ESAB, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Evonis or ESAB, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto, and to the fullest extent legally permissible, each of Evonis or ESAB, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

ARTICLE V.

INDEMNIFICATION

5.1 Indemnification by Recipient. Each Party as Recipient shall indemnify, defend, save and hold harmless the Providers and any of their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, costs and expenses (collectively, “Losses”) to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the subject matter of this Agreement or any operations or activities of the Recipient affected by the Services provided to it, including the use of (or inability to use) the Services, except to the extent resulting from or arising out of the Provider’s fraud, gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

5.2 Indemnification by Provider. Each Party as Provider shall indemnify, defend, save and hold harmless the Recipients and any of their personnel, successors and assigns (collectively, the “Recipient Indemnified Parties” and, together with the Provider Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the Provider’s fraud, gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

5.3 Indemnification Procedures. The Indemnified Party shall provide the Party providing indemnification (the “Indemnifying Party”) with reasonably prompt notice concerning the existence of the indemnifiable event, grant authority to the Indemnifying Party to defend or settle any related action or claim, and provide, at the Indemnifying Party’s expense, such information, cooperation and assistance to the Indemnifying Party as may be reasonably necessary for the Indemnifying Party to defend or settle the claim or action; provided that failure to comply with the foregoing shall not constitute a waiver of the right to indemnification and shall affect the Indemnifying Party’s indemnification obligations only to the extent that it is prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, the Indemnified Party (a) may participate, at its own expense, in any defense and settlement directly or through counsel of its choice and (b) will not enter into any settlement agreement on terms that would impact the Indemnifying Party’s rights or obligations, without the prior written consent of the Indemnifying Party.

ARTICLE VI.

TERM; TERMINATION

6.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire upon the termination or expiration of all of the Services.

6.2 Termination.

(a) Notwithstanding anything to the contrary in Section 2.1, Section 2.3 or Section 6.1, this Agreement may be terminated earlier by Enovis (in its entirety, or solely with respect to the applicable Service(s)): (i) if ESAB, any ESAB Provider or any of the ESAB Group are in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Enovis or the Enovis Transition Manager of such breach; (ii) immediately upon written notice from Enovis or the Enovis Transition Manager, with respect to any Enovis Provided Service, if the continued performance of such Enovis Provided Service would be a violation of any Law or any Contract in effect prior to the Effective Date; or (iii) upon any failure of ESAB to pay any outstanding Service Charge due to Enovis, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by ESAB.

(b) Notwithstanding anything to the contrary in Section 2.1, Section 2.3 or Section 6.1, this Agreement may be terminated earlier by ESAB (in its entirety, or solely with respect to the applicable Service(s)): (i) if Enovis or any Enovis Provider is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from ESAB or the ESAB Transition Manager of such breach; (ii) immediately upon written notice from ESAB or the ESAB Transition Manager, with respect to any ESAB Provided Service, if the continued performance of such ESAB Provided Service would be a violation of any Law or any Contract in effect prior to the Effective Date; or (iii) upon the failure of Enovis to pay any outstanding Service Charge due to ESAB, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Enovis.

(c) Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Provider’s Transition Manager of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third party Contract to provide Services); (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider’s Transition Manager of written notice of such failure from the Recipient’s Transition Manager; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient’s Transition Manager if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient’s Transition Manager of a written notice of such failure from the Provider’s Transition Manager. The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(d) A Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by the Recipient’s Transition Manager the Provider, through its Transition Manager will discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service agreed to in writing by the Parties. In the event that any Service is so reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

(e) To the extent that a Recipient is not in compliance with Section 7.1(b) and such non-compliance remains unremedied for a period of ten (10) days, the Provider may terminate the provision of any Services provided under such third party Contract.

6.3 Effect of Termination

(a) Upon termination or expiration of any Service pursuant to this Agreement, the Provider of the terminated Service or its Affiliate shall have no further obligation to provide the terminated Service, and the Recipient shall have no obligation to pay any Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination.

(b) In connection with a termination or expiration of this Agreement, Article IV, Article V, this Section 6.3, Article VIII, Article IX, Article X and Liabilities for all due and unpaid Service Charges shall continue to survive indefinitely.

6.4 Force Majeure.

(a) No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service to the extent and for so long as such Service is not made available to the Recipient hereunder as a result of such Force Majeure.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services and Enovis or ESAB, in its capacity as a Recipient, shall be entitled to permanently terminate such Services (and shall be relieved of the obligation to pay Service Charges for the provision of such Services throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

ARTICLE VII.

MANAGEMENT AND CONTROL

7.1 Cooperation.

(a) During the Term, the Recipient shall use its commercially reasonable efforts to cooperate with the relevant Provider with respect to such Provider providing the Services and responding to such Provider’s reasonable requests for information related to the provision of the Services. Recipient shall not knowingly take any action which would substantially interfere with or substantially increase the cost of the Provider providing (or causing to be provided) any of the Services. Recipient shall use its commercially reasonable efforts to enable the Provider to provide the Services as soon as possible after the Effective Date. Without limiting the foregoing, the Recipient shall provide the Provider with reasonable access (during reasonable business hours) to (i) records related to the provision of the Services; and (ii) the Recipient’s personnel and facilities for the purpose of training and consultation with respect to the Services.

(b) To the extent the Provider has entered into any third party Contracts in connection with any of the Services, the Recipient shall comply with the terms of such Contract to the extent the Recipient or its Transition Manager has been informed of such terms.

7.2 Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the relevant Provider to provide the Services (the “Required Consents”); provided, however, that the costs of such third party Consents shall be paid by the Recipient of the provision of such Services. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

7.3 Primary Points of Contact for Agreement.

(a) Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i) The individual appointed by ESAB as the primary point of operational contact pursuant to this Section 7.3(a) (the “ESAB Transition Manager”) shall have overall responsibility for coordinating, on behalf of ESAB, all activities undertaken by ESAB and its Subsidiaries and Representatives hereunder, including the performance of ESAB’s obligations hereunder, the coordinating of the provision of the ESAB Provided Services with Enovis, acting as a day-to-day contact with Enovis Transition Manager and making available to Enovis the data, facilities, resources and other support services from ESAB required for Enovis Providers to be able to provide the Enovis Provided Services in accordance with the requirements of this Agreement. ESAB may change ESAB Transition Manager from time to time upon written notice to Enovis. ESAB shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii) The individual appointed by Enovis as the primary point of operational contact pursuant to this Section 7.3(a) (the “Enovis Transition Manager”) shall have overall operational responsibility for coordinating, on behalf of Enovis, all activities undertaken by Enovis and its Providers, Affiliates and Representatives hereunder, including the performance of Enovis’ obligations hereunder, the coordinating of the provision of the Enovis Provided Services with ESAB, acting as a day-to-day contact with ESAB Transition Manager and making available to ESAB the data, facilities, resources and other support services from Enovis required for ESAB Providers to be able to provide the ESAB Provided Services in accordance with the requirements of this Agreement. Enovis may change Enovis Transition Manager from time to time upon written notice to ESAB. Enovis shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b) Review Meetings. The Transition Managers shall meet either in-person at a mutually acceptable location or via telephone or video conference at least monthly to review Enovis’ and ESAB’s provision of the Services as required under this Agreement.

7.4 Steering Committee.

(a) Size and Composition. Enovis shall appoint three (3) members of its management staff, and ESAB shall appoint three (3) members of its management staff to serve on a steering committee (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that the Transition Managers shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services.

(b) Responsibilities. The Steering Committee’s responsibilities include (i) generally overseeing the performance of each Party’s obligations under this Agreement, and (ii) making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services.

(c) Meetings. The Steering Committee shall meet once a month or at such other frequency as mutually agreed by the Parties. Each Steering Committee meeting shall be either in-person at a mutually acceptable location or via telephone or video conference.

7.5 Personnel.

(a) The Provider of any Service shall make available to the Recipient of such Service such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b) The Provider of any Service shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

7.6 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service.

ARTICLE VIII.

DISPUTE RESOLUTION

8.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, including with respect to the validity, interpretation, performance, breach or termination of this Agreement, shall be resolved in accordance with the procedures set forth in this Article VIII (a “Dispute”), which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article VIII.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.1(B).

(c) The specific procedures set forth in this Article VIII, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d) Commencing with the Initial Notice contemplated by Section 8.2, all applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VIII are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e) Commencing with the Initial Notice contemplated by Section 8.2, any communications between the Parties or their Representatives in connection with the attempted negotiation of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the adjudication of any Dispute; provided, that evidence that is otherwise subject to disclosure or admissible shall not be rendered outside the scope of disclosure or inadmissible as a result of its use in the negotiation.

8.2 Negotiation by Steering Committee and Senior Executives. The Parties shall seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation among the members of the Steering Committee within thirty (30) days after written notice is received by either Party regarding the existence of a Dispute (the “Initial Notice”). If the Steering Committee is unable to resolve the Dispute within such thirty (30)-day period, the Parties shall then attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 8.2. Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within forty (40) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in New York, New York.

8.3 Arbitration.

(a) Unless the Parties agree to continue negotiations between senior executives, any Dispute not finally resolved pursuant to Section 8.2 within sixty (60) days from the delivery of the Initial Notice shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).

(b) Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $10,000,000.

(c) The language of the arbitration shall be English. The place of arbitration shall be New York, New York. Unless the Parties agree otherwise in writing, the Parties shall conduct the arbitration as quickly as is reasonably practicable and shall use commercially reasonable efforts to ensure that the time between the date on which the sole arbitrator is confirmed or the tribunal is constituted, as the case may be, and the date of the commencement of the evidentiary hearing does not exceed one-hundred and eighty (180) days. Failure to meet the foregoing timeline will not render the award invalid, unenforceable or subject to being vacated, but the arbitrators may impose appropriate sanctions and draw appropriate adverse inferences against the Party primarily responsible for such failure.

(d) The sole arbitrator or arbitral tribunal shall not award any relief not specifically requested by the Parties and, in any event, shall not award any damages of the types prohibited under Section 9.20 of the Separation Agreement.

(e) In addition to the ICC Rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules of Evidence.

(f) The agreement to arbitrate any Dispute set forth in this Section 8.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g) Without prejudice to this binding arbitration agreement, each Party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Delaware and the federal courts sitting within the State of Delaware in connection with any post-award proceedings or court proceedings in aid of arbitration that are authorized by the Federal Arbitration Act (9 U.S.C. §§ 1-16). Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive all objections that they may have at any time to the laying of venue of any proceedings brought in such courts, waive any claim that such proceedings have been brought in an inconvenient forum and further waive the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.

(h) It is the intent of the Parties that the agreement to arbitrate any Dispute set forth in this Section 8.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i) The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of Delaware, as provided in Section 9.2 and, except as otherwise provided in this Article VIII or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 8.3.

(j) The sole arbitrator or arbitral tribunal shall award to the prevailing Party, if any, the costs of the arbitrator or tribunal, expert witness fees, and attorneys’ fees reasonably incurred by such prevailing Party or its Affiliates in connection with the arbitration.

(k) The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

ARTICLE IX.

CONFIDENTIALITY

9.1 Counterparts; Entire Agreement; Corporate Power.

(a) Confidentiality. Subject to Section 9.2 and except as contemplated by or otherwise provided in this Agreement, Evonis, on behalf of itself and each of its Affiliates, and ESAB, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Enovis’

confidential and proprietary information pursuant to policies in effect as of the Effective Date, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Affiliates (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Effective Date) or furnished by the other Party or the other Party’s Affiliates or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Affiliates. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. If any confidential or proprietary Information of one Party or any of its Affiliates is disclosed to another Party or any of its Affiliates in connection with the provision of Services hereunder, then such disclosed confidential or proprietary Information shall be used only as required to perform such Services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 9.1(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 9.2. Without limiting the foregoing, when any Information furnished by the other Party pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Affiliates may presently have and, after the Effective Date, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Affiliates, on the other hand, prior to the Effective Date or (ii) that, as between the Parties, was originally collected by the other Party or the other Party’s Affiliates and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Date or affirmative commitments or representations that were made before the Effective Date by, between or among the other Party or the other Party’s Affiliates, on the one hand, and such Third Parties, on the other hand.

9.2 Protective Arrangements. In the event that either Party or any of its Affiliates is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

9.3 Privileged Matters. Section 6.8 of the Separation agreement (Privileged Matters) is incorporated herein by reference, mutatis mutandis.

ARTICLE X.

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, docusign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement, the Separation Agreement, and the other Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. With respect to the subject matter of this Agreement, in the event of a conflict between this Agreement and the Separation Agreement or any other Ancillary Agreement, this Agreement shall control.

(c) Enovis represents on behalf of itself and each other member of the Enovis Group, and ESAB represents on behalf of itself and each other member of the ESAB Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign or otherwise transfer its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment or delegation of a Provider’s rights and obligations under this Agreement in whole in connection with a change of control of such Provider so long as the resulting, surviving or transferee Person assumes all the obligations of the Provider by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the rights of Subsidiaries of the Parties as Recipients hereunder and the indemnification rights under this Agreement of any Indemnified Party in their respective capacities as such: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of Enovis or shareholders of ESAB) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of Enovis or shareholders of ESAB) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Enovis, to:

Colfax Corporation

2711 Centerville Road

Suite 400

Wilmington, DE 19808

Attention: General Counsel

Email: Brad.Tandy@enovis.com

If to ESAB, to:

ESAB Corporation

909 Rose Avenue

8th Floor

North Bethesda, MD 20852

Attention: General Counsel

Email: Curtis.Jewell@esab.com

Either Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

10.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Expenses. Unless otherwise expressly provided herein or in Schedule 9.9 of the Separation Agreement, each Party shall bear its own expenses hereunder.

10.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.10 Specific Performance. Subject to Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

10.12 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or the Separation Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

10.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

10.14 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (but subject to Section 3.2), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement (other than Section 3.2) and the Tax Matters Agreement, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COLFAX CORPORATION

By:	/s/ Christopher M. Hix
Name:	Christopher M. Hix
Its:	Executive Vice President and Chief Financial Officer

Signature Page to Transition Services Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ESAB CORPORATION

By:	/s/ Kevin Johnson
Name:	Kevin Johnson
Its:	Chief Financial Officer

Signature Page to Transitions Services Agreement